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                                                                       EXHIBIT 5


                                                                   14 March 2003

Helen of Troy Limited
Clarendon House
2 Church Street
Hamilton HM 11, Bermuda

Dear Sirs,

                    RE: HELEN OF TROY LIMITED (THE "COMPANY")
                          REGISTRATION OF COMMON SHARES

         We have acted as special legal counsel in Bermuda to the Company in connection with the registration by the Company of an aggregate of 500,000 of its common shares of US$0.10 par value to be issued pursuant to the Helen of Troy Limited 1995 Non-Employee Director Stock Option Plan (the "Plan"), and such additional common shares as may become issuable pursuant to the anti-dilution provisions of the Plan (such shares collectively referred to as the "Shares").

         For the purposes of giving this opinion, we have examined an electronic copy dated 14 March 2003 of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on 14 March 2003 under the Securities Act of 1933, as amended (the "Act") (but excluding the exhibits and schedules thereto unless specifically referred to herein).

         We have also reviewed and have relied upon the memorandum of association and the bye-laws of the Company, resolutions of the board of directors and shareholders of the Company approving the issue of the Shares (referred to herein as the "Minutes") and such other documents and made such enquiries as to questions of Bermuda law as we have deemed necessary in order to render the opinion set forth below.

         We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of copies of all documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (c) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended, (d) full payment for the Shares upon the exercise of the stock options pursuant to the Plan in an amount not less than the par value thereof, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein.

         We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

         On the basis of and subject to the foregoing, we are of the opinion that the Shares to be registered by the Company as described in the Registration Statement, when issued by the Company in accordance with the Plan, will be validly issued, fully paid and nonassessable (meaning that no further sums will be payable by the holders thereof in connection with the issue of the Shares).

         We hereby consent to the filing of this opinion as exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                         Yours faithfully,

                                         /s/ CONYERS DILL & PEARMAN